                                                                    EXHIBIT 23.3


                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


         We hereby consent to the incorporation by reference in the prospectus (the "Prospectus") constituting a part of the Registration Statement on Form S-3, as amended (Registration No. 333-47577) filed by Queen Sand Resources, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, of information contained in our reserve reports relating to the proved oil and natural gas reserves and future net revenues of oil and natural gas reserves of the Company as of June 30, 1997 and 1998 (other than with respect to the Morgan Properties (as defined in the Annual Report on Form 10-KSB for the year ended June 30, 1998)) and all references to such report letters and/or this firm in such Prospectus.


                                          H.J. GRUY AND ASSOCIATES, INC.



September 21, 1998